Exhibit 99.1

Clene Reports First Quarter 2021 Operating and Financial Highlights

Interim Phase 2 data indicate that CNM-Au8 has a homeostatic effect on brain bioenergetics and support its potential to drive meaningful neurological functional improvements in MS patients

Awarded Michael J. Fox Foundation (MJFF) grant to accelerate development of CNM-Au8 as a treatment for Parkinson’s disease

Phase 2 RESCUE-ALS trial and Phase 2 target engagement trials in MS and PD remain on track for topline data in 2H 2021

Cash of $48.0 million as of March 31, 2021

SALT LAKE CITY, May 11, 2021 -- Clene Inc. (NASDAQ: CLNN) (along with its subsidiaries, “Clene”) and its wholly owned subsidiary Clene Nanomedicine, Inc., a clinical-stage biopharmaceutical company dedicated to revolutionizing the treatment of neurodegenerative disease using bioenergetic nanocatalysis, today reported its first quarter 2021 operating and financial results.

“Clene is off to a strong start in 2021, having made great progress across its programs,” said Rob Etherington, president and chief executive officer of Clene. “During the first quarter, we announced compelling interim data in MS patients indicating that CNM-Au8 has a homeostatic effect on brain bioenergetics, which may allow it to ultimately slow or halt disease progression. We also received important external validation for our Parkinson’s Disease program in the form of a grant from the Michael J. Fox Foundation that will enable us to accelerate CNM-Au8’s development in this high unmet need indication. Looking ahead, we are on track to achieve multiple key inflection points across our pipeline over the remainder of the year, the most notable being the announcement of topline data from our placebo-controlled, Phase 2 RESCUE-ALS study in the second half of 2021. With our strong cash position, we will continue to work expeditiously on our mission to change the treatment paradigm for patients with neurodegenerative diseases.”

First Quarter 2021 and Recent Highlights

CNM-Au8 for the treatment of amyotrophic lateral sclerosis (ALS):

Phase 3 registrational trial in ALS on track for full enrollment in second half of 2021

In the first quarter of 2021, the HEALEY ALS Platform trial, a multi-center, multi-regimen, placebo-controlled, Phase 3 / registrational clinical program evaluating the safety and efficacy of multiple investigational products for the treatment of ALS, reached 50% of its target enrollment for the first three of the ongoing studies, including CNM-Au8. This first-ever ALS platform trial is designed to reduce trial time, reduce costs, and increase patient participation in developing novel therapies for ALS. It includes substantial financial support from philanthropic donors and foundations and provides access to more than 50 expert ALS clinical trial sites across the U.S. Full enrollment of 160 patients into the CNM-Au8 portion of the trial is anticipated before the end of 2021, with topline data expected in the first half of 2022.

CNM-Au8 for the treatment of multiple sclerosis (MS)

Presented blinded interim data from the Phase 2 VISIONARY-MS trial at ACTRIMS Forum 2021
Updated blinded interim data from VISIONARY-MS continue to support the potential of CNM-Au8 to drive meaningful neurological improvements in people with MS. Interim blinded data from all enrolled participants (randomized 2:1, active CNM-Au8 to placebo) showed clinically relevant mean improvements in key MSFC sub-scales, as well as a composite score including all of the MSFC sub-scales. The overall study population's progress on study was compared to the mildest sub-population (EDSS ≤1.5) scores at Baseline (mixed-effects model; p<0.0001 vs. baseline). These findings support CNM-Au8’s potential to drive meaningful neurological improvements in MS patients. Subject to ongoing pandemic-related research restrictions at MS clinical trial sites, enrollment will advance through 2021.

Presented interim data from the Phase 2 REPAIR-MS trial at ACTRIMS Forum 2021:
REPAIR-MS utilizes high-field strength magnetic resonance spectroscopy (31P-MRS) to evaluate the effects of orally administered CNM-Au8 on the brain metabolic profile in people with MS. Updated interim data from the trial show significant CNS target engagement of CNM-Au8 with catalytic bioenergetic improvements in NAD+/NADH ratio and normalization of adenosine triphosphate (ATP) levels, two key CNS metabolic markers. Together, these data indicate that orally administered CNM-Au8 has positive effects on brain bioenergetics in MS patients. Clene expects to complete REPAIR-MS and report topline data in the second half of 2021.

CNM-Au8 for the treatment of Parkinson’s disease (PD):

Awarded Michael J. Fox Foundation (MJFF) grant to accelerate the development of CNM-Au8 in PD
The MJFF funding will support preclinical studies in two complementary models of PD that will be led by Dr. Karen Ho, head of translational medicine at Clene in partnership with academic and CRO collaborators. The project will further evaluate the effects of CNM-Au8 on the survival and bioenergetic profiles of human PD patient dopaminergic neurons in the presence of PD-related neurotoxins and characterize the effects of CNM-Au8 on motor behaviors and neuronal survival in an animal model of PD, both of which will facilitate the advancement of CNM-Au8 into Phase 2 efficacy trials in PD patients.

CNM-ZnAg for the treatment of infectious diseases, including COVID-19:

Initiated a Phase 2 study of CNM-ZnAg for patients with COVID-19 in Brazil:
CNM-ZnAg is Clene’s second key asset intended for broad anti-viral and anti-microbial use. Clene has received official ANVISA approval in Brazil to commence its multicenter, randomized, double-blind, placebo-controlled study assessing the efficacy and safety of CNM-ZnAg liquid solution in acutely symptomatic, non-hospitalized COVID-19 patients. The primary endpoint will evaluate the incidence of hospitalization at day 28, with secondary endpoints assessing time to symptom resolution. The trial is expected to enroll approximately 276 patients randomized 1:1:2 to receive either a low or high dose of CNM-ZnAg or placebo in a double-blind fashion, in addition to standard supportive care. Clene expects to report topline results from the trial in the second half of 2021.

Corporate Highlights:

Intellectual Property:
Clene recently received a Notice of Allowance from the U.S. Patent and Trademark Office (USPTO) for methods of using CNM-Au8 for the treatment of patients with MS, as well as two additional Notice of Allowances from the USPTO for patent applications covering device and process claims for its platform technology and advanced stage clean-surfaced nanocrystal therapeutic candidates. The resulting patents will add to Clene’s robust intellectual property portfolio in the field of clean-surfaced nanocrystal therapeutics, which includes over 130 issued and allowed patents and approximately 30 additional applications pending.

Anticipated 2021 Milestones:

●	HEALEY ALS Platform Trial full enrollment: 2H 2021
●	Phase 2 RESCUE-ALS topline data: 2H 2021
●	Phase 2 REPAIR-MS topline data: 2H 2021
●	Phase 2 REPAIR-PD topline data: 3Q 2021
●	Phase 2 CNM-ZnAg COVID-19 topline data: 2H 2021
●	Initiation of Phase 2 RESCUE-PD efficacy trial: 2H 2021

First Quarter 2021 Financial Results

Cash Position:

Clene’s cash totaled approximately $48.0 million as of March 31, 2021, compared to approximately $59.3 million as of December 31, 2020. The decrease in cash during the first quarter ended March 31, 2021 was primarily due to approximately $9.2 million of net cash used in operating activities, $0.2 million of net cash used in investing activities, and $1.9 million of net cash used in financing activities. We expect that our cash as of March 31, 2021 will be sufficient to fund our operating expenses into mid-2022.

R&D Expenses:

Research and development (“R&D”) expenses were approximately $6.3 million for the first quarter ended March 31, 2021, compared to $3.2 million for the same period in 2020. The year over year increase is primarily attributable to (i) the progression of our drug candidates through the clinical development process, including increased enrollment into the REPAIR-PD and the REPAIR-MS studies, and calendar payments due for our participation in the HEALEY-ALS Platform Trial; and (ii) $1.3 million of share-based expense related to restricted stock unit (“RSU”) awards included in R&D expenses.

G&A Expenses:

General and administrative (“G&A”) expenses were $5.4 million for the first quarter ended March 31, 2021, compared to $0.8 million for the same period in 2020. The year over year increase is primarily attributable to (i) increased professional expenses, legal fees, accounting fees, tax fees, and insurance expenses as a result of becoming a public company on December 30, 2020; and (ii) $1.9 million of share-based expense related to RSU awards included in G&A expenses.

Net Loss:

Clene’s loss from operations was $11.7 million and $4.0 million for the quarters ended March 31, 2021 and 2020, respectively. Clene’s net loss was $39.8 million, or $0.66 per share, for the first quarter ended March 31, 2021, compared to a net loss of $3.9 million, or $0.23 per share, for the first quarter ended March 31, 2020. Included in the net loss for the first quarter ended March 31, 2021 is an unrealized loss from the change in fair value of contingent earn-out liabilities of $28.6 million.

About RESCUE-ALS

RESCUE-ALS is a Phase 2 multi-center, randomized, double-blind, parallel-group, placebo-controlled study examining the efficacy, safety, pharmacokinetics and pharmacodynamics of CNM-Au8 in patients with early amyotrophic lateral sclerosis (ALS). The trial completed enrollment in 2H 2020. 45 subjects were randomized 1:1 to receive either active treatment with CNM-Au8 (30 mg) or placebo in addition to their current standard of care over a 36-week treatment period. The objective of the study is to assess the impact of improving neuronal bioenergetics, reducing reactive oxygen species, and promoting protein homeostasis with CNM-Au8 on disease progression in patients with early ALS. CNM-Au8 was selected by FightMND of Australia and Clene was provided a substantial grant to investigate efficacy in ALS utilizing novel electromyography endpoints at two expert sites in Australia. Topline data are expected in 2H 2021. For more information, please see ClinicalTrials.gov Identifier: NCT04098406.

About the HEALEY ALS Platform Trial

The HEALEY ALS Platform trial is a perpetual multi-center, randomized, double-blind, placebo-controlled Phase 3 registration program designed to evaluate the efficacy, safety, pharmacokinetics and pharmacodynamics of multiple investigational products in early symptomatic amyotrophic lateral sclerosis (ALS) patients. Funded by philanthropic donors and led by Harvard’s Massachusetts General Hospital, HEALEY is the first-ever ALS platform trial designed to reduce trial time, costs, and increase patient participation in developing novel therapies. This landmark platform trial tests multiple treatments utilizing a combined placebo group. CNM-Au8 was selected as one of the first drugs to be evaluated. Full enrollment of 160 patients into the CNM-Au8 study through 54 expert ALS U.S. clinical trial sites is expected by end of 2021. Subjects are randomized 3:1 to receive either active treatment or placebo daily for a 24-week treatment period. The primary endpoint is rate of change in disease severity over time as measured by the ALS Functional Rating Scale-Revised (ALSFRS-R). Secondary endpoints include change in respiratory function over time as measured by slow vital capacity and change in muscle strength over time as measured isometrically using hand-held dynamometry. Topline data are expected 1H 2022. For more information, please see ClinicalTrials.gov Identifier: NCT04297683.

About VISIONARY-MS

VISIONARY-MS is a Phase 2, multi-center, double-blind, randomized, placebo-controlled trial evaluating the efficacy and safety of CNM-Au8 as a remyelinating and neuro-reparative treatment in stable relapsing multiple sclerosis (MS) patients with chronic visual impairment. 150 participants are being enrolled through 10 expert MS clinical trial sites in Australia. Subjects are randomized 1:1:1 (high-dose:low-dose:placebo). The primary endpoint is improvement in Low Contrast Letter Acuity (LCLA) from baseline to week-24. Key secondary endpoints include improvements from baseline to week-24 in the remaining modified-Multiple Sclerosis Functional Composite (MSFC) subscales (Symbol Digit Modalities Test, 9-Hole Peg Test, and Timed 25-Foot Walk). Interim blinded data from the Phase 2 VISIONARY-MS trial presented at ACTRIMS Forum 2021 Meeting demonstrated exposure-dependent, statistically significant improvements in both LCLA scores and across the averaged components of the modified MSFC scale for the study population in comparison to baseline values from the mildest sub-population (p<0.001). Subject to ongoing pandemic-related research restrictions at MS clinical trial sites, enrollment will advance through 2021. For more information see ClinicalTrials.gov Identifier: NCT03536559.

About REPAIR-MS and REPAIR-PD

REPAIR-MS and REPAIR-PD are Phase 2, single-center, active-only, sequential group studies examining the brain metabolic effects, safety, pharmacokinetics and pharmacodynamics of CNM-Au8 in patients who have been diagnosed with MS within 15 years of screening or in patients with PD who have been diagnosed within three years of screening. Investigators and participants are blinded to dose. Participants received orally delivered CNM-Au8, the concentrated nanocrystalline gold (Au) suspension, daily each morning for 12 weeks. Participants undergo 31P-MRS brain imaging scans to semi-quantitatively measure CNS bioenergetic metabolites at baseline, prior to administration of drug, and at the end-of-study following at least 12 weeks of exposure to CNM-Au8. The objective of these studies is to demonstrate target engagement for CNM-Au8 on CNS biomarkers related to bioenergetics and neuronal membrane stability in patients with MS and PD. The studies are taking place at the University of Texas Southwestern Medical Center with a team of internationally recognized experts in brain imaging and treatment of disorders of the CNS. For more information see ClinicalTrials.gov Identifiers: NCT03993171 and NCT03815916.

About CNM-Au8

Clene’s lead drug candidate, CNM-Au8, a bioenergetic nanocatalyst, is a stable, aqueous suspension of catalytically active gold (Au) nanocrystals. Resulting from a patented manufacturing breakthrough, the self-organized, clean surfaced nanocrystals of CNM-Au8 drive critical cellular bioenergetic reactions in the brain that increase cellular energy, enhance neurorepair, and improve neuroprotection. CNM-Au8 crosses the blood-brain barrier and is not associated with the toxicities related to synthetic gold compounds or nanoparticles manufactured via alternative methods. CNM-Au8 is currently being evaluated in a Phase 3 registration trial in amyotrophic lateral sclerosis (ALS), a Phase 2 trial examining disease progression via a novel electromyography technique in patients with early ALS, a Phase 2 trial for the treatment of chronic optic neuropathy in patients with stable relapsing multiple sclerosis (MS), and Phase 2 brain target engagement studies in patients with Parkinson’s disease (PD) and MS. CNM-Au8 has demonstrated safety in Phase 1 studies in healthy volunteers and has shown both remyelination and neuroprotective effects in multiple preclinical (animal) models. Preclinical data, both published in peer-reviewed journals and presented at scientific congresses, demonstrate that treatment of neuronal cultures with CNM-Au8 improves survival of neurons, protects neurite networks, decreases intracellular levels of reactive oxygen species and improves mitochondrial capacity in response to cellular stresses induced by numerous disease-relevant neurotoxins. Oral treatment with CNM-Au8 improved functional behaviors in rodent models of ALS, MS, and PD versus vehicle (placebo).

About Clene

Clene, a clinical-stage biopharmaceutical company focused on neurodegenerative disease, is leading the way by using nanotechnology to treat bioenergetic failure, which underlies many neurological diseases. Clene has innovated a novel nanotherapeutic platform to create a new class of drugs—bioenergetic nanocatalysts. Clene’s lead drug candidate, CNM-Au8, is a concentrated nanocrystalline gold (Au) suspension that drives critical cellular bioenergetic reactions in the CNS. CNM-Au8 increases cellular energy to accelerate neurorepair and improve neuroprotection. Currently, CNM-Au8 is being investigated for efficacy and safety in a Phase 3 registration trial for ALS and in Phase 2 trials for multiple sclerosis and Parkinson’s disease. Clene has also advanced into the clinic an aqueous solution of ionic zinc and silver for anti-viral and anti-microbial uses. The company is based in Salt Lake City, Utah with R&D and manufacturing operations in Maryland. For more information, please visit www.clene.com.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Clene's actual results may differ from its expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believes," "predicts," "potential," "might" and "continues," and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant known and unknown risks and uncertainties, many of which are beyond Clene’s control and could cause actual results to differ materially and adversely from expected results. Factors that may cause such differences include Clene’s ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; Clene’s ability to achieve commercial success for its marketed products and drug candidates, if approved; Clene’s ability to obtain and maintain protection of intellectual property for its technology and drugs; Clene’s reliance on third parties to conduct drug development, manufacturing and other services; Clene’s limited operating history and its ability to obtain additional funding for operations and to complete the licensing or development and commercialization of its drug candidates; the impact of the COVID-19 pandemic on Clene’s clinical development, commercial and other operations, as well as those risks more fully discussed in the section entitled “Risk Factors” in Clene’s Annual Report filed on Form 10-K, as well as discussions of potential risks, uncertainties, and other important factors in Clene’s subsequent filings with the U.S. Securities and Exchange Commission. Clene undertakes no obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based, subject to applicable law. All information in this press release is as of the date of this press release. The information contained in any website referenced herein is not, and shall not be deemed to be, part of or incorporated into this press release.

CLENE INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Amounts in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2021	2020

Revenue:
Product revenue	$199	$70
Royalty revenue	14	-
Total revenue	213	70
Operating expenses:
Cost of revenue	243	58
Research and development	6,275	3,202
General and administrative	5,390	812
Total operating expenses	11,908	4,072
Loss from operations	(11,695)	(4,002)
Other income (expense), net:
Interest expense	(551)	(51)
Gain on extinguishment of notes payable	647	-
Change in fair value of preferred stock warrant liability	-	112
Change in fair value of derivative liability	-	4
Change in fair value of Clene Nanomedicine contingent earn-out	(25,610)	-
Change in fair value of Initial Shareholders contingent earn-out	(2,961)	-
Australia research and development credit	339	-
Other income (expense), net	3	(4)
Total other income (expense), net	(28,133)	61
Net loss before income taxes	(39,828)	(3,941)
Income tax benefit	72	-
Net loss	(39,756)	(3,941)

Other comprehensive income:
Foreign currency translation adjustments	24	6
Total other comprehensive income	24	6
Comprehensive loss	$(39,732)	$(3,935)

Net loss per share-- basic and diluted	(0.66)	(0.23)
Weighted average common shares used to compute basic and diluted net loss per share	60,670,932	17,357,505

CLENE INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share amounts)

(Unaudited)

	March 31,	December 31,
	2021	2020

ASSETS
Current assets:
Cash	$48,041	$59,275
Accounts receivable	123	21
Inventory	355	191
Prepaid expenses and other current assets	4,824	3,502
Total current assets	53,343	62,989
Right-of-use assets	1,006	1,029
Property and equipment, net	4,182	4,225
TOTAL ASSETS	$58,531	$68,243

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$739	$1,124
Accrued liabilities	2,730	3,960
Income tax payable	164	164
Deferred revenue from related parties	112	112
Operating lease obligations, current portion	202	194
Finance lease obligations, current portion	139	190
Clene Nanomedicine contingent earn-out, current portion	-	5,924
Total current liabilities	4,086	11,668
Operating lease obligations, net of current portion	1,723	1,785
Finance lease obligations, net of current portion	210	205
Notes payable	1,844	1,949
Deferred income tax	214	260
Clene Nanomedicine contingent earn-out, net of current portion	77,663	46,129
Initial Shareholders contingent earn-out	8,867	5,906
TOTAL LIABILITIES	94,607	67,902
Stockholders’ equity (deficit):
Common stock, $0.0001 par value: 100,000,000 shares authorized; 59,574,382 and 59,526,171 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively	6	6
Additional paid-in capital	156,886	153,571
Accumulated deficit	(193,317)	(153,561)
Accumulated other comprehensive income	349	325
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(36,076)	341
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$58,531	$68,243

Media Contact

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(646) 876-5868

amielach@lifescicomms.com

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bmackle@lifesciadvisors.com

Source: Clene Inc.